Patrick Industries, Inc. Reports First Quarter 2017 Financial Results

ELKHART, IN - April 27, 2017- Patrick Industries, Inc. (NASDAQ: PATK), a major manufacturer and distributor of building and component products for the recreational vehicle (“RV”), manufactured housing (“MH”) and industrial markets, today reported its financial results for the first quarter ended March 26, 2017.
First Quarter 2017 Financial Results
Net sales for the first quarter of 2017 increased $66.8 million or 24%, to $345.4 million from $278.6 million in the same quarter of 2016. The increase was primarily attributable to a 21% increase in the Company’s revenue from the RV industry, which primarily reflected the incremental contribution from acquisitions completed in 2016 and industry growth. According to industry sources, RV industry wholesale unit shipments increased approximately 12% in the first quarter of 2017 compared to the prior year. Sales to the RV industry represented 76% of the Company’s first quarter 2017 sales. Revenue from the MH industry, which represented 13% of the Company’s first quarter 2017 sales, increased 36%. The Company estimates that wholesale unit shipments in the MH industry rose approximately 20% from the first quarter of 2016. Additionally, sales to the industrial markets increased 35% compared to the prior year period. The industrial market sector, which is tied primarily to residential housing and non-residential construction spending, accounted for 11% of the Company’s first quarter 2017 sales. According to industry sources, new housing starts in the first quarter of 2017 increased approximately 8% compared to the prior year. The Company estimates that approximately 54% of its industrial market sales are linked to the residential housing sector and its sales to the industrial markets generally lag new housing starts by approximately six to nine months.
The Company’s RV content per unit (on a trailing twelve-month basis) for the first quarter of 2017 increased approximately 14% to $2,167 from $1,904 for the first quarter of 2016. The MH content per unit (on a trailing twelve-month basis) for the first quarter of 2017 increased approximately 14% to an estimated $2,044 from $1,787 for the first quarter of 2016.
For the first quarter of 2017, Patrick reported operating income of $23.9 million, an increase of 16% or $3.3 million, from the $20.6 million reported in the first quarter of 2016. Net income in the first quarter of 2017 increased 35% to $17.5 million from $13.0 million in the first quarter of 2016, while net income per diluted share increased 32% to $1.12 from $0.85.
In the fourth quarter of 2016, the Company adopted a new accounting standard related to employee share-based payments that requires tax benefits resulting from the vesting or exercise of such payments be recognized in the Company's income tax provision rather than in additional paid-in capital. Adoption of the new standard required a retroactive adjustment to the Company's income tax provision previously reported for the first quarter of 2016. As a result of this adjustment, the Company's first quarter 2016 net income and net income per diluted share were increased by $0.9 million and $0.05 per share, respectively. In addition, adoption of this standard increased the Company's first quarter 2017 net income and net income per diluted share by $3.7 million and $0.22 per share, respectively.
Todd Cleveland, President and Chief Executive Officer, said, “We are pleased with our first quarter revenue performance and profitability, which are a result of the continued execution of our strategic and operational initiatives and reflect a strong start to the year in the markets we serve. Manufacturer and dealer sentiment remains positive as we head into the second quarter and the height of the selling season in anticipation of strong retail traffic on dealer lots and expected continued year-over-year growth. Additionally, the MH industry continues to gain strength along with optimism in the residential housing markets, and both our MH and industrial businesses are outperforming their respective markets."

"Based on the most recently available data, RV retail sales of towable and motorized units, on a combined basis, grew 10% in the first two months of 2017 matching up well with recent historical seasonal trends and demand patterns," stated Andy Nemeth, President. "We continue to see strong demand in this market, supported by favorable demographic trends and consumer confidence and the continued popularity of the RV and recreational lifestyle, and we remain committed to focusing on positioning ourselves to be able to fully support our customer base with investments in new products and increased capacity. Additionally, we increased our overall content per unit in both the RV and MH industries and remain optimistic about the long-term growth potential in these industries as well as in the industrial and adjacent markets."
The Company invested approximately $14 million, in the aggregate, for acquisitions and capital expenditures in the first quarter of 2017. As previously announced, on March 14, 2017, the Company completed a public offering of 1,350,000 shares of its common stock at a price of $73.00 per share. The net proceeds of the offering were used to immediately pay down a portion of the Company's outstanding indebtedness. Total debt, net of cash on hand, decreased $65.1 million to $201.0 million at March 26, 2017 from $266.1 million at December 31, 2016. As previously announced, in the first quarter of 2017, the Company entered into a third amendment to its credit agreement to expand its credit facility to $450 million from $360 million and extend its maturity to March 2022.
“The capital capacity and flexibility provided by both the equity offering and the expansion of the credit facility position us with the dry powder to execute on our long-term strategic growth initiatives and capital allocation strategy as currently planned,” Mr. Nemeth stated. “We very quickly put some of this capital to use with our most recent acquisition of Medallion Plastics, Inc. in late March 2017, which added additional high quality product lines and team members to our stable allowing us to bring additional value to our customers and increase our RV content per unit. In addition, we continue to pursue other opportunities to leverage our resources and further drive the business model including acquisitions, expansions, and capital expenditures."
Patrick’s total assets increased $67.7 million to $602.7 million at March 26, 2017 from $535.0 million at December 31, 2016, primarily reflecting seasonality, overall growth, and the addition of acquisition-related assets.
"In anticipation of continued growth in all three of our end markets, we continue to be optimistic about the opportunities to strategically grow our business and execute on our capital allocation strategy, gain market share, expand operations in targeted regional territories, and drive shareholder value, " Mr. Cleveland further stated. "We have made investments in leadership talent, engagement and retention, capital equipment and facilities that are focused on strategically and structurally positioning ourselves with the foundation for the next phase of the Company’s growth model. As we look toward the rest of the year, we expect to continue to put capital to use and make targeted capital investments to support our new business initiatives and maintain our balanced approach to leveraging our operating platform with the goal of broadening our sales and innovation efforts, introducing new products and product line extensions, and executing on our organic and acquisition-related objectives.”
Conference Call Webcast
As previously announced, Patrick Industries will host an online webcast of its first quarter 2017 earnings conference call that can be accessed on the Company’s website, www.patrickind.com, under “Investor Relations,” on Thursday, April 27, 2017 at 10:00 a.m. Eastern time.
Patrick Industries, Inc.
Patrick Industries, Inc. is a major manufacturer of component products and distributor of building products serving the recreational vehicle, manufactured housing, kitchen cabinet, office and household furniture, fixtures and commercial furnishings, marine, and other industrial markets and operates coast-to-coast through locations in 16 states. Patrick’s major manufactured products include decorative vinyl and paper laminated panels, countertops, fabricated aluminum products, wrapped profile mouldings, slide-out trim and fascia, cabinet doors and components, hardwood furniture, fiberglass bath fixtures, fiberglass and plastic component products, electrical systems components, softwoods lumber, interior passage doors, RV painting, and slotwall panels and components. The Company also distributes drywall and drywall finishing products, electronics and audio systems components, wiring, electrical and plumbing products, cement siding, raw and processed lumber, FRP products, interior passage doors, roofing products, laminate and ceramic flooring, shower doors, furniture, fireplaces and surrounds, interior and exterior lighting products, and other miscellaneous products.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains certain statements related to future results, our intentions, beliefs and expectations or predictions for the future, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. Potential factors that could impact results include: the impact of any economic downturns especially in the residential housing market, a decline in consumer confidence levels, pricing pressures due to competition, costs and availability of raw materials, the imposition of restrictions and taxes on imports of raw materials and components used in our products, information technology performance and security, the availability of commercial credit, the availability of retail and wholesale financing for residential and manufactured homes, the availability and costs of labor, inventory levels of retailers and manufacturers, the financial condition of our customers, retention and concentration of significant customers, the ability to generate cash flow or obtain financing to fund growth, future growth rates in the Company's core businesses, the seasonality and cyclicality in the industries to which our products are sold, realization and impact of efficiency improvements and cost reductions, the successful integration of acquisitions and other growth initiatives, increases in interest rates and oil and gasoline prices, adverse weather conditions impacting retail sales, our ability to remain in compliance with our credit agreement covenants, and general economic, market and political conditions. In addition, national and regional economic conditions may affect the retail sale of recreational vehicles and residential and manufactured housing. The Company does not undertake to update forward-looking statements, except as required by law. Further information regarding these and other risks, uncertainties and factors is contained in the section entitled "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2016, and in the Company's Form 10-Qs for subsequent quarterly periods, which are filed with the Securities and Exchange Commission ("SEC") and are available on the SEC's website at www.sec.gov.

Contact:
Julie Ann Kotowski
Investor Relations
574.294.7511
kotowskj@patrickind.com

PATRICK INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	First Quarter Ended
(thousands except per share data)	Mar. 26, 2017	Mar. 27, 2016

NET SALES	$345,427	$278,637
Cost of goods sold	287,878	233,285
GROSS PROFIT	57,549	45,352

Operating Expenses:
Warehouse and delivery	10,343	7,699
Selling, general and administrative	19,106	14,271
Amortization of intangible assets	4,185	2,768
Total operating expenses	33,634	24,738

OPERATING INCOME	23,915	20,614
Interest expense, net	2,014	1,649
Income before income taxes	21,901	18,965
Income taxes	4,434	5,990
NET INCOME	$17,467	$12,975

BASIC NET INCOME PER COMMON SHARE	$1.15	$0.87
DILUTED NET INCOME PER COMMON SHARE	$1.12	$0.85

Weighted average shares outstanding - Basic	15,238	14,948
Weighted average shares outstanding - Diluted	15,549	15,192

PATRICK INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (Unaudited)

	As of
(thousands)	Mar. 26, 2017	Dec. 31, 2016
ASSETS
Current Assets
Cash and cash equivalents	$10,919	$6,449
Trade receivables, net	93,759	38,455
Inventories	127,861	120,019
Prepaid expenses and other	4,646	7,846
Total current assets	237,185	172,769
Property, plant and equipment, net	88,095	85,483
Goodwill and other intangible assets, net	274,368	274,432
Deferred financing costs, net	2,556	1,728
Other non-current assets	522	538
TOTAL ASSETS	$602,726	$534,950

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Current maturities of long-term debt	$15,766	$15,766
Accounts payable	63,064	46,752
Accrued liabilities	24,560	23,575
Total current liabilities	103,390	86,093
Long-term debt, less current maturities, net	196,172	256,811
Deferred tax liabilities, net	5,892	4,988
Deferred compensation and other	1,610	1,610
TOTAL LIABILITIES	307,064	349,502

SHAREHOLDERS’ EQUITY
Common stock	156,463	63,716
Additional paid-in-capital	8,243	8,243
Accumulated other comprehensive income	27	27
Retained earnings	130,929	113,462
TOTAL SHAREHOLDERS’ EQUITY	295,662	185,448
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$602,726	$534,950

5